Exhibit 5.1

Our ref         JLH/765236-000005/32163440v2

Kingsoft Cloud Holdings Limited

Building D, Xiaomi Science and Technology Park

No. 33 Xierqi Middle Road

Haidian District

Beijing, 100085

The People’s Republic of China

17 April 2025

Dear Sirs

Kingsoft Cloud Holdings Limited

We have acted as Cayman Islands legal advisers to Kingsoft Cloud Holdings Limited (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended to date on 16 April 2025 and the prospectus supplement dated 16 April 2025 (the "Prospectus Supplement"), relating to the offering by the Company of an aggregate of 17,300,000 American depositary shares ("ADSs"), each ADS representing 15 ordinary shares with a par value of US$0.001 each in the Company (the "Shares") in accordance with an underwriting agreement dated 16 April 2025 made among the Company, Morgan Stanley Asia Limited and Goldman Sachs (Asia) L.L.C. as the representatives of the several underwriters (the "Underwriters") named in Schedule I thereto (the "Underwriting Agreement").

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 3 January 2012 and the certificate of incorporation on adoption of dual foreign name dated 30 December 2022 of the Company issued by the Registrar of Companies in the Cayman Islands (the "Registrar of Companies").

1.2	The second amended and restated memorandum and articles of association of the Company conditionally adopted by way of special resolution passed on 29 December 2022 and become effective from 30 December 2022 (the "Memorandum and Articles").

1.3	The minutes (the "Minutes") of the meeting of the board of directors of the Company held on 15 April 2025 (the "Meeting").

1.4	The written resolutions of the Authorized Person of the Company dated 16 April 2025 (the "Authorized Person Resolutions").

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 11 April 2025 (the "Certificate of Good Standing").

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.7	The Registration Statement.

1.8	The Prospectus Supplement.

1.9	The Underwriting Agreement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.4 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.5	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

2.6	The issue of the Shares will be of commercial benefit to the Company.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the ADSs or the Shares.

2.8	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$40,000,000 divided into 40,000,000,000 shares of a par value of US$0.001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the Underwriting Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion the phrase "non-assessable" means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Underwriting Agreement.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate